HARBORONE® Bancorp, Inc.

Subscription & Community Offering Stock Order Form

HarborOne Bancorp, Inc.	Expiration Date for Stock Order Forms:
Stock Information Center 1601 Main Street Brockton, Massachusetts 02301 (508) 895-1015	Friday, June 10, 2016 7:00 p.m., Eastern Time (received not postmarked)

IMPORTANT: A properly completed original stock order form must be used to subscribe for common stock. Copies of this form are not required to be accepted. Please read the Stock Ownership Guide and Stock Order Form Instructions as you complete this form.

(1) Number of Shares	Subscription Price	(2) Total Payment Due	
➡	X 10.00 =	$ ➡	Minimum number of shares: 25 shares ($250) Maximum number of shares: 60,000 shares ($600,000) Maximum number of shares for associates or group: 80,000 shares ($800,000) See Instructions.

(3) Employee/Officer/Director Information

☐ Check here if you are an employee, officer, director of HarborOne Bank or Merrimack Mortgage Company, or a member of such person's immediate family (See reverse side for definition of immediate family).

(4) Payment by Check		$ Total Check Amount
Enclosed is a check, bank draft or money order in the amount indicated here.	Make check(s) payable to HarborOne Bancorp, Inc.	$ ➡ .

(5) Payment by Withdrawal - The undersigned authorizes withdrawal from the following account(s) at HarborOne Bank. There is no early withdrawal penalty for this form of payment. Individual Retirement Accounts maintained at HarborOne Bank cannot be used unless special transfer arrangements are made.

Bank Use	Account Number(s) To Withdraw	$ Withdrawal Amount
	➡	$ ➡ .
	➡	$ ➡ .

(6) Purchaser Information

Subscription Offering.

☐ a. Check here if the purchaser listed in section 8 is an Eligible Account Holder with a deposit account(s) at HarborOne Bank totaling $50.00 or more on December 31, 2014. List account(s) below.

☐ b. Check here if the purchaser listed in section 8 is an employee, officer or director of HarborOne Bank or Merrimack Mortgage Company and is not an Eligible Account Holder.

Community Offering. Check box (c) below if applicable.

☐ c. Check here if the purchaser listed in section 8 resides in any of the **Massachusetts cities and towns of:** Abington, Attleboro, Avon, Berkley, Bellingham, Bridgewater, Brockton, Canton, Carver, Cohasset, Dighton, Duxbury, East Bridgewater, Easton, Foxboro, Halifax, Hanover, Hanson, Hingham, Holbrook, Hull, Kingston, Lakeville, Mansfield, Marshfield, Middleborough, Milton, North Attleboro, Norton, Norwell, Plainville, Pembroke, Plymouth, Plympton, Quincy, Randolph, Raynham, Rehoboth, Rochester, Rockland, Seekonk, Scituate, Sharon, Stoughton, Taunton, Wareham, West Bridgewater, Weymouth and Whitman.

Indicate city/town of residence here: ______________________________

Purchaser Account Information - List below all accounts in which you had an ownership interest as of December 31, 2014. **Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights.** Use reverse side for additional space.

Bank Use	Account Number(s)	Account Title (Name(s) on Account)

(7) Form of Stock Ownership and SS# or Tax ID#:

☐ Individual ☐ Joint Tenants ☐ Tenants in Common ☐ Fiduciary (i.e., trust, estate)

☐ Uniform Transfers to Minors Act (Indicate SS# of Minor only) ☐ Company/Corporation/ Partnership ☐ IRA or other qualified plan (Both Tax ID# & SS# for IRAs)

SS#/Tax ID# ➡

SS#/Tax ID# ➡

(8) Stock Registration and Address: Name(s) and address to appear on stock registration statement. Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA, Keogh, 401(k) or similar plan purchases).

Name	➡
Name continued	➡
Mail to - Street	➡
City	➡ State ➡ Zip Code ➡

(9) Telephone
Daytime/Evening ➡ (   ) ➡ (   )

(10) Associates/Acting in Concert

☐ Check here and complete the reverse side of this form if you or any associates or persons acting in concert with you have submitted other orders for shares.

(11) Acknowledgement - To be effective, this stock order form must be properly completed and physically received (not postmarked) by HarborOne Bancorp, Inc. no later than 7:00 p.m., Eastern Time, on June 10, 2016, unless extended; otherwise this stock order form and all subscription rights will be void. The undersigned agrees that after receipt by HarborOne Bancorp, Inc., this stock order form may not be modified, withdrawn or canceled without HarborOne Bancorp, Inc.'s consent and if authorization to withdraw from deposit accounts at HarborOne Bank has been given as payment for shares, the amount authorized for withdrawal will not otherwise be available for withdrawal by the undersigned. Under penalty of perjury, I hereby certify that the Social Security or Tax ID Number and the information provided on this stock order form are true, correct and complete and that I am not subject to back-up withholding. It is understood that this stock order form will be accepted in accordance with, and subject to, the terms and conditions of the plan of stock issuance of HarborOne Bancorp, Inc. described in the accompanying prospectus. The undersigned hereby acknowledges receipt of the prospectus at least 48 hours prior to execution and delivery of this stock order form to HarborOne Bancorp, Inc.

Federal regulations prohibit any person from transferring, or entering into any agreement, directly or indirectly, to transfer the legal or beneficial ownership of subscription rights or the underlying securities to the account of another. HarborOne Bank, HarborOne Mutual Bancshares and HarborOne Bancorp, Inc. will pursue any and all legal and equitable remedies in the event they become aware of the transfer of subscription rights and will not honor orders known by them to involve such transfer. **Under penalty of perjury, I certify that I am purchasing shares solely for my account and that there is no agreement or understanding regarding the sale or transfer of such shares, or my right to subscribe for shares.**

By signing below, I also acknowledge that I have read the Certification Form on the reverse side of this form.

Bank Use

Signature ➡ Date	**Signature** ➡ Date

Item (10) Associates/Acting In Concert continued: If you checked the box in item #10 on the reverse side of this form, list below all other orders submitted by you or associates (as defined below) or by persons acting in concert with you (also defined below). Name(s) listed on other stock order forms Number of shares ordered Name(s) listed on other stock order forms Number of shares ordered Associate - The term ‘‘associate’’ of a particular person means: (1) any corporation or organization, other than HarborOne Bank, or a majority-owned subsidiary of HarborOne Bank, of which the person is a senior officer, partner or 10% beneficial shareholder or more of any class of equity securities; (2) any trust or other estate in which the person directly or indirectly has a substantial beneficial interest or serves as a trustee or in a fiduciary capacity, excluding any employee stock benefit plan in which the person has a substantial beneficial interest or serves as trustee or in a fiduciary capacity; and (3) any relative or spouse of the person, or any relative of the spouse, who either has the same home as the person or who is a director or officer of HarborOne Bank, HarborOne Bancorp or HarborOne Mutual Bancshares. Members of the ‘‘immediate family’’ of directors, trustees and officers will be considered ‘‘associates’’ of these individuals regardless of whether they share a household with the director, trustee or officer. See the definition of ‘‘immediate family’’ below. Acting in concert - The term ‘‘acting in concert’’ means persons seeking to combine or pool their voting or other interests in the securities of an issuer for a common purpose, pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. In general, a person who acts in concert with another party will also be deemed to be acting in concert with any person who is also acting in concert with that other party. We may presume that certain persons are acting in concert based upon various facts, among other things, joint account relationships and the fact that such persons may have filed joint Schedules 13D or 13G with the Securities and Exchange Commission with respect to other companies. Immediate Family - The term ‘‘immediate family’’ means: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships. CERTIFICATION FORM I ACKNOWLEDGE THAT THIS SECURITY IS NOT A DEPOSIT OR SAVINGS ACCOUNT AND IS NOT FEDERALLY INSURED OR GUARANTEED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION, AND IS NOT INSURED OR GUARANTEED BY HARBORONE MUTUAL BANCSHARES, HARBORONE BANCORP, INC., HARBORONE BANK, THE FEDERAL GOVERNMENT OR BY ANY GOVERNMENT AGENCY, OR THE SHARE INSURANCE FUND. THE ENTIRE AMOUNT OF AN INVESTOR’S PRINCIPAL IS SUBJECT TO LOSS. I further certify that, before purchasing the common stock of HarborOne Bancorp, Inc. (the ‘‘Company’’), I received a prospectus of the Company dated , 2016 relating to such offer of common stock. The prospectus that I received contains disclosure concerning the nature of the common stock being offered by the Company and describes in the ‘‘Risk Factors’’ section, the risks involved in the investment in this common stock, including but not limited to the following: Risks Related to Our Business 1.We may not be able to successfully implement our strategic plan. 2.Commercial and commercial real estate loans carry greater credit risk than loans secured by owner occupied one-to four-family real estate. 3.The unseasoned nature of our commercial and commercial real estate portfolio may result in changes to our estimates of collectability, which may lead to additional provisions or charge-offs, which could hurt our profits. 4.Our portfolio of indirect auto lending exposes us to increased credit risks. 5.Our business may be adversely affected by credit risk associated with residential property. 6.The geographic concentration of our loan portfolio and lending activities makes us vulnerable to a downturn in the local economy. 7.If our allowance for loan losses is not sufficient to cover actual loan losses, our earnings and capital could decrease. 8.Our efficiency ratio is high, and we anticipate that it may remain high, as a result of the ongoing implementation of our business strategy. 9.The building of market share through de novo branching and expansion of our commercial lending capacity will cause our expenses to increase faster than revenues. 10.Our wholesale funding sources may prove insufficient to replace deposits at maturity and support our future growth. 11.Changes in interest rates may hurt our profits and asset value. 12.An increase in interest rates may reduce our mortgage banking revenues, which would negatively impact our non-interest income. 13.We use significant assumptions and estimates in our financial models to determine the fair value of certain assets, including mortgage servicing rights, origination commitments and loans held for sale. If our assumptions or estimates are incorrect, that may have a negative impact on the fair value of such assets and adversely affect our earnings. 14.Strong competition within our market area could hurt our profits and slow growth. 15.We are a community bank and our ability to maintain our reputation is critical to the success of our business and the failure to do so may materially adversely affect our performance. 16.Our banking business is highly regulated, which could limit or restrict our activities and impose financial requirements or limitations on the conduct of our business. 17.We have become subject to more stringent capital requirements. 18.An increase in FDIC or Co-operative Central Bank insurance assessments could significantly increase our expenses. 19.If we are required to repurchase mortgage loans that we have previously sold, it would negatively affect our earnings. 20.Changes in the valuation of our securities could adversely affect us. 21.Changes in the valuation of goodwill could adversely affect us. 22.Our growth or future losses may require us to raise additional capital in the future, but that capital may not be available when it is needed or the cost of that capital may be very high. 23.We may incur fines, penalties and other negative consequences from regulatory violations, possibly even inadvertent or unintentional violations. 24.Systems failures, interruptions or breaches of security could have an adverse effect on our financial condition and results of operations. 25.We rely on other companies to provide key components of our business infrastructure. 26.If our risk management framework does not effectively identify or mitigate our risks, we could suffer losses. Risks Related to the Offering 27.The future price of the shares of common stock may be less than the purchase price in the offering. 28.We have broad discretion in allocating the net proceeds of the offering. Our failure to effectively utilize such net proceeds may have an adverse effect on our financial performance and the value of our common stock. 29.There may be a limited trading market in our common stock, which would hinder your ability to sell our common stock and may lower the market price of the stock. 30.Our return on equity may be low following the offering. This could negatively affect the trading price of our shares of common stock. 31.The ability of HarborOne Mutual Bancshares, our majority shareholder, to exercise voting control over virtually all matters put to a vote of our shareholders, and to be able to prevent our shareholders from forcing a sale or second-step conversion transaction, may adversely affect the price at which our common stock will trade after the offering. 32.Our equity incentive plans will increase our costs, which will reduce our income. 33.The implementation of an equity incentive plan may dilute your ownership interest. 34.We have entered into employment agreements and plan to enter into change in control agreements with certain of our officers, which may increase our compensation costs upon the occurrence of certain events. 35.We are an ‘‘emerging growth company,’’ as defined in the JOBS Act, and will be able to avail ourselves of reduced disclosure requirements applicable to emerging growth companies, which could make our common stock less attractive to investors and adversely affect the market price of our common stock. 36.We will incur increased costs as a result of operating as a public company and our management will be required to devote substantial time to new compliance initiatives. 37.If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, shareholders could lose confidence in our financial and other public reporting, which would harm our business and the trading price of our common stock. 38.We have elected to delay the adoption of new and revised accounting pronouncements, which means that our financial statements may not be comparable to those of other public companies. 39.If we declare dividends on our common stock, HarborOne Mutual Bancshares will be prohibited from waiving the receipt of dividends. 40.You may not revoke your decision to purchase HarborOne Bancorp common stock in the subscription or community offerings after you send us your order. 41.The distribution of subscription rights could have adverse income tax consequences. Risks Related to the Contribution to our Charitable Foundation 42.The contribution to our charitable foundation will dilute your ownership interest and adversely affect net income in the year we complete the offering. 43.Our contribution to our charitable foundation may not be tax deductible, which could decrease our profits. (By Signing the Front of this Form the Investor is Not Waiving Any Rights Under the Federal Securities Laws, Including the Securities Act of 1933 and the Securities Exchange Act of 1934) Item (6) Purchaser Account Information continued: Bank Use Account Number(s) Account Title (Name(s) on Account)

An example of fiduciary ownership of stock in the case of a trust is: John Doe, Trustee Under Agreement Dated 10-1-93 for Susan Doe. Items 1 and 2 - Number of Shares and Total Payment Due Stock Ownership Guide Individual Include the first name, middle initial and last name of the shareholder. Avoid the use of two initials. Please omit words that do not affect ownership rights, such as ‘‘Mrs.’’, ‘‘Mr.’’, ‘‘Dr.’’, ‘‘special account’’, ‘‘single person’’, etc. Joint Tenants Joint tenants with right of survivorship may be specified to identify two or more owners. When stock is held by joint tenants with right of survivorship, ownership is intended to pass automatically to the surviving joint tenant(s) upon the death of any joint tenant. All parties must agree to the transfer or sale of shares held by joint tenants. Tenants in Common Tenants in common may also be specified to identify two or more owners. When stock is held by tenants in common, upon the death of one co-tenant, ownership of the stock will be held by the surviving co-tenant(s) and by the heirs of the deceased co-tenant. All parties must agree to the transfer or sale of shares held by tenants in common. Uniform Transfers to Minors Act (‘‘UTMA’’) Stock may be held in the name of a custodian for a minor under the Uniform Transfers to Minors Act of each state. There may be only one custodian and one minor designated on a stock certificate. The standard abbreviation for Custodian is ‘‘CUST’’, while the Uniform Transfers to Minors Act is ‘‘UTMA’’. Standard U.S. Postal Service state abbreviations should be used to describe the appropriate state. For example, stock held by John Doe as custodian for Susan Doe under the MA Uniform Transfers to Minors Act will be abbreviated John Doe, CUST Susan Doe UTMA MA (use minor’s social security number). Fiduciaries Information provided with respect to stock to be held in a fiduciary capacity must contain the following: • The name(s) of the fiduciary. If an individual, list the first name, middle initial and last name. If a corporation, list the full corporate title (name). If an individual and a corporation, list the corporation’s title before the individual. • The fiduciary capacity, such as administrator, executor, personal representative, conservator, trustee, committee, etc. • A description of the document governing the fiduciary relationship, such as a trust agreement or court order. Documentation establishing a fiduciary relationship may be required to register your stock in a fiduciary capacity. • The date of the document governing the relationship, except that the date of a trust created by a will need not be included in the description. • The name of the maker, donor or testator and the name of the beneficiary. Stock Order Form Instructions Fill in the number of shares that you wish to purchase and the total payment due. The amount due is determined by multiplying the number of shares by the subscription price of $10.00 per share. The minimum purchase is 25 shares ($250) of common stock. As more fully described in the plan of minority stock issuance outlined in the prospectus, the maximum purchase in all categories of the offering is 60,000 shares ($600,000) of common stock. No person, together with associates and persons acting in concert with such person, may purchase in the aggregate more than 80,000 shares ($800,000) of common stock. Item 3 - Employee/Officer/Director/Information Check this box to indicate whether you are an employee, officer or director of HarborOne Bank or Merrimack Mortgage Company or a member of such person’s immediate family. The term ‘‘immediate family’’ means: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and includes adoptive relationships. Item 4 - Payment by Check If you pay for your stock by check, bank draft or money order, indicate the total amount in this box. Payment for shares may be made by check, bank draft or money order payable to HarborOne Bancorp, Inc. Your funds will earn interest at 0.07% until the stock offering is completed. Item 5 - Payment by Withdrawal If you pay for your stock by a withdrawal from a deposit account at HarborOne Bank, indicate the account number(s) and the amount of your withdrawal authorization for each account. The total amount withdrawn should equal the amount of your stock purchase. There will be no penalty assessed for early withdrawals from certificate accounts used for stock purchases. This form of payment may not be used if your account is an Individual Retirement Account or a home equity line of credit. Item 6 - Purchaser Information Subscription Offering a. Check this box if the purchaser had a deposit account(s) at HarborOne Bank totaling $50.00 or more on December 31, 2014 (‘‘Eligible Account Holder’’). b. Check this box if the purchaser is an employee, officer or director of HarborOne Bank or Merrimack Mortgage Company who is not an Eligible Account Holder. Please list all account numbers and all names on accounts you had on these dates in order to insure proper identification of your purchase rights. Note: Failure to list all your eligible accounts, or providing incorrect information, may result in the loss of part or all of your subscription rights. Community Offering c. Check this box if the purchaser is a community member that resides in one of the preferred cities or towns (indicate city or town of residence). Items 7 and 8 - Form of Stock Ownership, SS# or Tax ID#, Stock Registration and Mailing Address Check the box that applies to your requested form of stock ownership and indicate your social security or tax ID number(s) in item 7. Complete the requested stock registration and mailing address in item 8. The stock transfer industry has developed a uniform system of shareholder registrations that will be used in the issuance of your common stock. If you have any questions regarding the registration of your stock, please consult your legal advisor. Stock ownership must be registered in one of the ways described above under ‘‘Stock Ownership Guide.’’ Adding or deleting a name or otherwise altering the form of beneficial ownership of a qualifying account will result in a loss of your subscription rights (with certain exceptions for IRA, Keogh, 401(k) or similar purchases). Item 9 - Telephone Number(s) Indicate your daytime and evening telephone number(s). We may need to call you if we have any questions regarding your order or we cannot execute your order as given. Item 10 - Associates/Acting in Concert Check this box and complete the reverse side of the stock order form if you or any associates or persons acting in concert with you (as defined on the reverse side of the stock order form) have submitted other orders for shares. Item 11 - Acknowledgement Please review the prospectus carefully before making an investment decision. Sign and date the stock order form where indicated. Before you sign, review the stock order form, including the acknowledgement and certification. Normally, one signature is required. An additional signature is required only when payment is to be made by withdrawal from a deposit account that requires multiple signatures to withdraw funds. Your properly completed signed stock order form and payment in full (or withdrawal authorization) at the subscription price must be physically received (not postmarked) by HarborOne Bancorp, Inc. no later than 7:00 p.m., Eastern Time, on Friday, June 10, 2016 or it will become void. Delivery Instructions: You may deliver your stock order form by mail using the enclosed stock order return envelope, or by hand delivery or overnight delivery service to our Stock Information Center. Hand delivered stock order forms will only be accepted at this location. We will not accept stock order forms at our other banking offices. If you have any additional questions, or if you would like assistance in completing your stock order form, please call our Stock Information Center, Monday through Friday, between the hours of 10:00 a.m. and 4:00 p.m., Eastern Time. The Stock Information Center will be closed on weekends and bank holidays. HarborOne Bancorp, Inc. Stock Information Center: 1601 Main Street, Brockton, Massachusetts 02301 (508) 895-1015